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                                                                     EXHIBIT 5.1

                        [Baker Botts L.L.P. Letterhead]

May 11, 2001

U.S. Concrete, Inc.
2925 Briarpark, Suite 500
Houston, Texas 77042

Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement" ) being filed by U.S. Concrete, Inc., a Delaware corporation ("U.S. Concrete"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,100,000 shares of common stock of U.S. Concrete, par value $.001 per share ("Common Stock"), that may be issued pursuant to the 2001 Employee Incentive Plan of U.S. Concrete, Inc. (the "Plan"), certain legal matters are being passed on for U.S. Concrete by us. At your request, we are furnishing this opinion for filing as Exhibit 5.1 to the Registration Statement.

          In our capacity as your counsel in the connection referred to above, we have examined U.S. Concrete's Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of U.S. Concrete, certificates of public officials and of representatives of U.S. Concrete, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving these opinions, we have relied on certificates of officers of U.S. Concrete with respect to the accuracy of material factual matters contained in or covered by those certificates.

          On the basis of the foregoing, we are of the opinion that:

          1. U.S. Concrete is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

          2. On the issuance of shares of Common Stock pursuant to the provisions of the Plan and the related award agreements authorized and approved by the Compensation Committee of the Board of Directors of U.S. Concrete for consideration at least equal to the par value of those shares, those shares of Common Stock will be duly authorized by all necessary corporate action on the part of U.S. Concrete, validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,



                              /s/ Baker Botts L.L.P.